Exhibit 99.4

[Winchester Logo]

Dear Depositors and Friends of Winchester Savings Bank:

We are pleased to announce that Winchester Savings Bank is reorganizing into a mutual holding company structure, with a mid-tier holding company that will be offering a minority of its stock to the public, pursuant to a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance (the “Plan”). In connection with the reorganization, Winchester Bancorp, Inc. is offering common stock in a minority stock offering. The proceeds of the stock offering will enhance our capital base and support our continued growth. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, the Winchester Savings Bank Charitable Foundation, which we will fund with a contribution of cash and shares of Winchester Bancorp, Inc. common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate. Enclosed are a Prospectus and a Questions and Answers Brochure with important information about the Plan and the stock offering.

Our records indicate you were a depositor of Winchester Savings Bank with $50 or more of deposits as of the close of business on November 30, 2023. As such you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commissions charged to purchasers during the Subscription Offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, you may submit your order form and payment by mail using the return envelope provided, by bringing your Stock Order Form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Stock Order Forms and full payment must be received (not postmarked) before 12:00 p.m., Eastern Time, on [expiration date], 2025. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a Winchester Bancorp, Inc. stockholder.

Sincerely,

/s/ John A. Carroll

John A. Carroll
President and Chief Executive Officer

Questions?

Please visit the Stock Information Center located in our office at 661 Main Street, Winchester, MA or call our Stock Information Center, toll-free, at [phone number] from 10:00 a.m. to 4:00 p.m.,

Eastern Time, Monday through Friday, except bank holidays.

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

[Winchester Logo]

Dear Depositor of Winchester Savings Bank:

We are pleased to announce that Winchester Savings Bank is reorganizing into a mutual holding company structure, with a mid-tier holding company that will be offering a minority of its stock to the public, pursuant to a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance (the “Plan”). In connection with the reorganization, Winchester Bancorp, Inc. is offering common stock in a minority stock offering. The proceeds of the stock offering will enhance our capital base and support our continued growth. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, the Winchester Savings Bank Charitable Foundation, which we will fund with a contribution of cash and shares of Winchester Bancorp, Inc. common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate.

We regret that we are unable to offer you common stock in the subscription offering because the laws of your jurisdiction require us to register (1) the to-be-issued common stock of Winchester Bancorp, Inc. or (2) an agent of Winchester Bancorp, Inc. to solicit the sale of such stock, and the number of eligible subscribers in your jurisdiction does not justify the expense of such registration.

If you have any questions, please call our Stock Information Center at [phone number], Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Thank you for your continued support as a Winchester Savings Bank customer.

Sincerely,

/s/ John A. Carroll

John A. Carroll
President and Chief Executive Officer

Questions?

Please visit the Stock Information Center located in our office at 661 Main Street, Winchester, MA or call our Stock Information Center, toll-free, at [phone number] from 10:00 a.m. to 4:00 p.m.,

Eastern Time, Monday through Friday, except bank holidays.

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

[Winchester Logo]

Dear Interested Investor:

We are pleased to provide you with the enclosed material in connection with the stock offering by Winchester Bancorp, Inc. This information includes the following:

PROSPECTUS: This document provides detailed information about the operations of Winchester Savings Bank and Winchester Bancorp, Inc. and the proposed stock offering by Winchester Bancorp, Inc. Please read it carefully before making an investment decision.

STOCK ORDER FORM: Use this form to subscribe for shares of common stock. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. If you are interested in purchasing shares of common stock, you may submit your order form and payment by mail using the return envelope provided, by bringing your Stock Order Form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Stock Order Forms and full payment must be received (not postmarked) before 12:00 p.m., Eastern Time, on [expiration date], 2025. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

Sincerely,

/s/ John A. Carroll

John A. Carroll
President and Chief Executive Officer

Questions?

Please visit the Stock Information Center located in our office at 661 Main Street, Winchester, MA or call our Stock Information Center, toll-free, at [phone number] from 10:00 a.m. to 4:00 p.m.,

Eastern Time, Monday through Friday, except bank holidays.

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

[Raymond James Logo]

To Depositors and Friends

of Winchester Savings Bank

Raymond James & Associates, Inc., a member of the Financial Industry Regulatory Authority, is assisting Winchester Savings Bank in reorganizing into the mutual holding company structure, with a mid-tier holding company, Winchester Bancorp, Inc., that will be offering a minority of its stock to the public.

At the request of Winchester Bancorp, Inc., we are enclosing materials explaining the mutual holding company reorganization and common stock offering. Please read the enclosed Prospectus carefully for a complete description of the stock offering, including the section titled “Risk Factors”. Winchester Bancorp, Inc. has asked us to forward the Prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the reorganization and the stock offering, please call the Stock Information Center, toll free, at [phone number], from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, or stop by our Stock Information Center located at 661 Main Street, Winchester, MA, 01890. The Stock Information Center will be closed weekends and bank holidays.

Very truly yours,

Raymond James & Associates, Inc.

This is letter not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

[WINCHESTER LOGO]

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

Date

Name1

Name2

Address1

Address2

City, State Zip

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Winchester Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll-free, at [phone number], Monday – Friday, 10:00 a.m. – 4:00 p.m. Please refer to the batch and order number listed below when contacting our Stock Information Center.

Stock Registration:	Other Order Information:
Name1	Batch #:
Name2	Order #:
Address1	Number of Shares Requested:
Address2	Offering Category:
City, State Zip	Ownership Type:

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated [month day], 2025, in the section entitled “The Reorganization and Offering” under the headings “Subscription Offering and Subscription Rights,” “Community Offering” and “Additional Limitations on Common Stock Purchases.”

The offering is scheduled to end at 12:00 p.m., Eastern Time, on [expiration date], 2025. It may take several weeks before stock ownership statements can be mailed and the newly issued shares can begin trading. Your patience is appreciated.

Thank you for your order,

Winchester Bancorp, Inc.

[Winchester Logo]

Questions and Answers

About our Mutual Holding Company Reorganization

and Stock Offering

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

This pamphlet answers questions about our mutual holding company reorganization and the related common stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the section entitled “Risk Factors”.

GENERAL – THE REORGANIZATION

We are pleased to announce that Winchester Savings Bank is reorganizing into a mutual holding company structure, with a mid-tier holding company that will be offering a minority of its stock to the public, pursuant to a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance (the “Plan”). In connection with the reorganization, Winchester Bancorp, Inc., the proposed mid-tier holding company for the Bank, is offering common stock in a minority stock offering. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, the Winchester Savings Bank Charitable Foundation, which we will fund with a contribution of cash and shares of Winchester Bancorp, Inc. common stock. This brochure provides answers to some of the most commonly asked questions relating to the stock offering.

What are the reasons for the reorganization and offering?

Our primary reasons for the reorganization and stock offering are to: increase our capital to support our continued growth and profitability; offer our customers, employees, management, trustees and corporators an equity ownership interest in Winchester Bancorp, Inc.; support our local communities through a contribution to a new charitable foundation that we will organize in connection with the reorganization and stock offering; and increase our flexibility to structure and finance the expansion of our operations. See “The Reorganization and Offering – Reasons for the Reorganization and Offering” in the enclosed prospectus for additional discussion of the reasons for the reorganization and offering.

Is Winchester Savings Bank considered “well-capitalized” for regulatory purposes?

Yes. At September 30, 2024, Winchester Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well-capitalized.”

Will customers notice any change in Winchester Savings Bank’s day-to-day activities as a result of the reorganization and the offering?

No. It will be business as usual. The reorganization is an internal change in our corporate structure. There will be no change to our management or staff. Winchester Savings Bank will continue to operate as an independent bank.

Will the reorganization and offering affect customers’ deposit accounts or loans with Winchester Savings Bank?

No. The reorganization and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Each deposit account will also continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of Massachusetts savings bank deposits, the Depositors Insurance Fund. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

How many shares are being offered and at what price?

Winchester Bancorp, Inc. is offering for sale between 2,610,715 and 3,532,143 shares of common stock (subject to increase to 4,061,964 shares) at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

Who is eligible to purchase stock during the stock offering?

Pursuant to our Plan, non-transferable rights to subscribe for shares of Winchester Bancorp, Inc. common stock in the Subscription Offering have been granted to eligible depositors of Winchester Savings Bank.

Subscription Offering purchase priorities are as follows:

Priority 1 - Depositors of Winchester Savings Bank with aggregate deposit account balances of $50 or more at the close of business on November 30, 2023;

Priority 2 - Our tax-qualified employee benefit plans; and

Priority 3 - Employees, Officers, Directors, Trustees and Corporators of Winchester Savings Bank who do not have a higher purchase priority.

Shares of common stock not purchased in the Subscription Offering may be offered for sale in a Community Offering, with a preference given to:

1.

Natural persons (including trusts of natural persons) residing in the Massachusetts cities and towns of Arlington, Beverly, Danvers, Lexington, Lynn, Malden, Medford, Melrose, Peabody, Reading, Salem, Saugus, Stoneham, Wakefield, Winchester, and Woburn; and

2.	Other members of the general public.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Offering to the general public.

I am eligible to subscribe for shares of common stock in the subscription offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible accountholder?

No. Subscription rights are non-transferable! Federal and state regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights to others. On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

How may I buy shares during the subscription and community offerings?

Shares can be purchased by delivering a signed and completed original Stock Order Form, together with full payment payable to Winchester Bancorp, Inc. or authorization to withdraw funds from one or more of your Winchester Savings Bank deposit accounts, provided that your order is received before 12:00 p.m., Eastern Time, on [expiration date], 2025. You may submit your order form and payment by mail using the return envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. We encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline.

What is the deadline for purchasing shares?

The deadline for purchasing shares of common stock in the offering is 12:00 p.m., Eastern Time, on [expiration date] 2025, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original Stock Order Form, together with full payment, must be received (not postmarked) by this time.

How may I pay for the shares?

Payment for shares can be remitted in three ways: 1.) Personal check, bank check, cash (in person delivery only) or money order made payable to Winchester Bancorp, Inc.; or 2.) Authorizing us to withdraw available funds from the types of Winchester Savings Bank deposit accounts designated on the Stock Order Form. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering.

Winchester Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Winchester Savings Bank line of credit check or any type of third-party check to pay for shares of common stock. Please do not mail cash or submit wire transfers. You may not designate withdrawal from Winchester Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Winchester Savings Bank retirement account. See information on IRAs below.

Will I earn interest on my funds?

Yes. If you pay by cash (in person delivery only), personal check, bank check or money order, you will earn interest at 0.10% per annum from the day we process your payment until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a withdrawal from your Winchester Savings Bank deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the reorganization and offering.

Are there limits to how many shares I can order?

Yes. The minimum order is 25 shares ($250). No individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 25,000 shares ($250,000) of common stock. No person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $750,000 (75,000 shares) of common stock in all categories of the offering combined.

May I use my Winchester Savings Bank individual retirement account (“IRA”) to purchase shares?

You may be able to use funds currently held in retirement accounts with Winchester Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Winchester Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the [expiration date], 2025 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations and fees imposed by the institution where the funds are held.

May I change my mind after I place my order?

No. After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], 2025.

Are Directors and Executive Officers of Winchester Savings Bank planning to purchase stock?

Yes. Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of [###] shares, ($[##] million). Whether the subscriptions of directors and executive officers get filled will depend on several factors such as the total number of shares ordered in the offering by all subscribers, the level of their subscription priority, and possibly their deposit account balance with Winchester Savings Bank at November 30, 2023. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above and described more fully in the prospectus.

Will the stock be insured?

No. Like any common stock, Winchester Bancorp, Inc. common stock will NOT be insured.

Will dividends be paid on the stock?

Following the completion of the reorganization and offering, the board of directors of Winchester Bancorp, Inc. will have the authority to declare dividends on our shares of common stock. However, due to regulatory restrictions applicable to entities in a mutual holding company structure, we do not currently anticipate paying cash dividends on our common stock. No assurances can be given that any dividends will be paid, or that if paid they will not be reduced or eliminated in future periods.

How will Winchester Bancorp, Inc. shares trade?

Winchester Bancorp, Inc.’s common stock is expected to be quoted on the Nasdaq Capital Market under the symbol “WSBK” upon conclusion of the stock offering. Once the shares have begun trading, you may contact a firm offering investment services to buy or sell Winchester Bancorp, Inc. shares in the future.

If I purchase shares in the offering, when will I receive my shares?

All shares of common stock of Winchester Bancorp, Inc. sold in the subscription offering and any community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their Stock Order Form as soon as practicable following consummation of the offering. However, it is expected in most cases that the stock will begin trading before ownership statements will be received in the mail. It is possible that until statements reflecting ownership of the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of your ownership statement will depend on arrangements you may make with a brokerage firm.

WHERE TO GET MORE INFORMATION

Where can I call to get more information?

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at [phone number], from Monday to Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, except bank holidays or visit the Stock Information Center located in our office at 661 Main Street, Winchester, MA during these hours.

[Winchester Logo]

STOCK OWNERSHIP STATEMENT MAILING LETTER

Dear Shareholder:

We are pleased to enclose a statement from our transfer agent reflecting the number of shares of common stock of Winchester Bancorp, Inc. purchased by you at a price of $10.00 per share. All stock sold in the subscription and community offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued.

Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares is to be shown on the books of Winchester Bancorp, Inc. If you have any questions about your statement, you should contact the Transfer Agent immediately as follows.

on the web:

[website]

by mail:

[Transfer agent]

[Address]

by phone:

[Phone number]

by email:

[Email]

A short question and answer sheet regarding your DRS statement is enclosed for your information. If your subscription was paid for by check, bank draft or money order, interest will be mailed promptly.

If you submitted cash, a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at 0.10% per annum, calculated from the date your funds were processed through [date], 2025.

If your stock order was paid in full or in part by authorizing a withdrawal from a Winchester Savings Bank deposit account, the withdrawal was made on [date], 2025. Until then, interest was earned at your contract rate, and the interest remains in your account.

Winchester Bancorp, Inc. common stock is quoted on the Nasdaq Capital Market under the trading symbol “WSBK”. Should you wish to buy or sell Winchester Bancorp, Inc. stock in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our company’s future.

Sincerely,

/s/ John A. Carroll

John A. Carroll
President and Chief Executive Officer

DIRECT REGISTRATION STOCK OWNERSHIP

Winchester Bancorp, Inc. (the “Company”) has elected to require stockholders of the Company to use the Direct Registration System (“DRS”) as a means of recording and maintaining the registered shares they will receive as a result of the Company’s offering. This flyer outlines what DRS is and what it means to you as a registered stockholder.

What is DRS?

Direct registration is the ownership of stock registered in your own name on the books of the Company, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (“book entry”) on the books of the Company. DRS is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

Why is the Company using DRS?

DRS gives our stockholders several advantages:

•	It eliminates the risk of loss or theft of your stock certificate and the cost and inconvenience of having to obtain a surety bond to replace a lost security; and

•	It eliminates the need for you to store your certificates and retrieve them should you wish to transfer or sell your shares.

How will I know how many shares I own?

The Company’s transfer agent, [Transfer Agent Name], will periodically send you an account statement showing you how many shares are held by you in book-entry form.

What happens if I lose a DRS account statement?

If you need a duplicate statement of ownership, contact [Transfer Agent Name] and they will mail you a new one.

How can I transfer shares to my broker?

To transfer your shares to your brokerage account, provide your broker with:

•	The most recent copy of your transfer agent account statement;

•	The Social Security Number on your account;

•	Your transfer agent account number (which is on the statement);

•	The number of whole shares held in book-entry form that you wish to transfer to your brokerage account.

Your broker will request that your shares be delivered to your brokerage account through the

Depository Trust Company’s Profile System.

If I have more questions, how can I get answers?

You can go on-line to the [Transfer Agent Name] website, [website], or call their Investor Relations Department at [phone number] to speak to a representative.